Exhibit 2.2

PLAN OF MERGER OF
ENTERGY LOUISIANA, LLC AND
ENTERGY LOUISIANA POWER, LLC

This Plan of Merger (this “Plan”) is entered into September 28, 2015 by and between Entergy Louisiana, LLC, a Texas limited liability company (“ELL”), and Entergy Louisiana Power, LLC, a Texas limited liability company (“ELP”), with respect to the merger contemplated herein (the “Merger”) and certifies and sets forth the following:

1.	The name of each domestic or foreign corporation or other entity that is a party to the Merger, the type of each such entity, and the jurisdiction in which each such entity is organized is:

Name	Type of Entity	Jurisdiction
Entergy Louisiana, LLC	Limited Liability Company	Texas
Entergy Louisiana Power, LLC	Limited Liability Company	Texas

2.	The name of each domestic or foreign corporation or other entity that shall survive the Merger, the type of each such entity, and the jurisdiction in which each such entity is organized is:

Name	Type of Entity	Jurisdiction
Entergy Louisiana, LLC	Limited Liability Company	Texas
Entergy Louisiana Power, LLC	Limited Liability Company	Texas

3.	This Plan has been approved as required by Chapter 10 of the Texas Business Organizations Code (the “Code”).

4.	The effective time of the Merger shall be as specified in the Certificate of Merger (the “Effective Time”).

5.	The terms and conditions of the Merger are as follows:

a.
All assets, including the bank accounts listed on Schedule A (and all funds held in such accounts immediately prior to the Effective Time), real estate and other property (tangible and intangible, movable and immovable), owned, held, leased, and claimed by ELL immediately prior to the Effective Time, whether located within the State of Louisiana or outside the State of Louisiana, shall be allocated to and vested in ELP, except that the following shall be retained by ELL (the “ELL Retained Assets”):

i.
all Units of Class B Common Membership Interests (as that term is defined in the Fourth Amended and Restated Limited Liability Company Agreement of Entergy Holdings Company LLC, dated September 19, 2015) of Entergy Holdings Company LLC, a Delaware limited liability company, held by ELL immediately prior to the Effective Time;

ii.
all Units of Common Membership Interest (as that term is defined in the Company Agreement of ELP, dated July 7, 2015 (the “ELP Company Agreement”)) of ELP held by ELL immediately prior to the Effective Time;

iii.
all Units (as that term is defined in the Amended and Restated Company Agreement of Louisiana Power & Light Company, LLC, dated September 14, 2015) of Louisiana Power & Light Company, LLC, a Texas limited liability company, held by ELL immediately prior to the Effective Time;

iv.	Promissory Note made by Entergy New Orleans, Inc. to ELL dated September 15, 2015 in the original principal amount of $25,500,000;

v.
all of ELL’s right, title and interest in that certain Service Agreement by and between Middle South Services, Inc. and Louisiana Power & Light Company, LLC (f/k/a Louisiana Power and Light Company) dated as of April 1, 1963, as amended; and

vi.	the bank accounts listed on Schedule B and all funds held in such accounts immediately prior to the Effective Time;

b.
All Liabilities (as hereinafter defined) of ELL, including, without limitation, all Liabilities of ELL for Decommissioning (as herein-after defined) and to store, maintain and dispose of nuclear material located at, in, on or under the Site (as herein-after defined), immediately prior to the Effective Time shall be allocated to and vested in ELP (the “ELP Assumed Liabilities”), except that the following shall be retained by ELL (collectively, the “ELL Retained Liabilities”):

i.	The Liabilities that are specifically related to the ELL Retained Assets;

ii.
The tax liability with respect to ELL’s gain from the transfer of certain assets and related liabilities used to provide electric service in the Fifteenth Ward of the City of New Orleans (known as Algiers) by ELL to Entergy New Orleans, Inc. on September 1, 2015; and

iii.	The Liabilities for any fees and franchise taxes required by law to be paid by ELL for all periods prior to the Effective Time (as further described in Section 10);

c.
All assets, including real estate and other property (tangible and intangible, movable and immovable), including but not limited to any funds held in those bank accounts in the name of ELP as of the Effective Time, owned, held, leased, and claimed by ELP immediately prior to the Effective Time, whether located within the State of Louisiana or outside the State of Louisiana, shall be retained by and vested in of ELP; and

d.	All Liabilities of ELP immediately prior to the Effective Time (the “Pre-Effective Time ELP Liabilities”) shall be allocated to and vested in ELP.

Prior to the Effective Time, ELL and ELP shall pay and discharge their respective Liabilities in a due and timely manner. From and after the Effective Time, (i) ELP shall pay and discharge in full or cause to be paid and discharged in full, the ELP Assumed Liabilities and the Pre-Effective Time ELP Liabilities in a due and timely manner; and (ii) ELL shall pay and discharge in full, or cause to be paid and discharged in full, the ELL Retained Liabilities in a due and timely manner.
For purposes of this Plan, (a) “Decommission” or “Decommissioning” means to completely retire and remove the Waterford Steam Electric Station, Unit 3 (the “Facilities”) from service and to restore the real property on which the Facilities are located (the “Site”), as well as any planning and administrative activities incidental thereto, (b) “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, or whether sounding in tort, contract, employment, administrative, tax, or any other area of law, and (c) “Person” means an individual, corporation, limited liability company, partnership (general, limited, or limited liability), trust, joint venture, or other entity.
This Plan, including as a part hereof all schedules and documents incorporated herein by reference, is intended to provide for the allocation of all Liabilities of ELL and ELP.

6.
All allocations of rights, titles, and interests to all real estate and other property shall be subject to all existing liens or other encumbrances thereon (except as released by express release prior to or upon the Effective Time) and all exceptions, easements, servitudes, rights-of-way, rights of use, releases, encroachments, reservations, joint ownership agreements, joint operating agreements, joint use agreements, options, and other agreements affecting such property as of the Effective Time, whether or not of record. All allocations of real and tangible personal property (movable or immovable) of ELL are made AS IS, WHERE IS, WITH ALL FAULTS, AND ALL WARRANTIES (EXPRESS AND IMPLIED) WITH RESPECT TO CONDITION, DEFECTS (LATENT OR PATENT), MERCHANTABILITY, HABITABILITY, AND FITNESS FOR ANY PURPOSE OF ANY ALLOCATED PROPERTY ARE EXPRESSLY DISCLAIMED, including, without limitation, the warranty against redhibitory defects provided by Louisiana Civil Code Articles 2520 et seq., and the warranty of fitness for intended uses under Louisiana Civil Code Article 2475, and without recourse. Each of ELL and ELP irrevocably waives and relinquishes any rights it may have to rescind or otherwise set aside the allocation of all or any part of the property allocated due to the resolutory condition under Louisiana Civil Code Art. 2561 or otherwise arising out of the failure of ELL or ELP to pay or perform any liability or obligation allocated to it or any other obligation that is obligated to pay or perform and any vendor’s lien arising out of this allocation. Each of ELL and ELP waives production of mortgage and conveyance certificates, tax researches, surveys, and any and all other certificates required by law or custom.

7.
Following the Merger and implementation of this Plan, the member of ELL shall continue to be the member of ELL with the same ownership rights and interests as it had in ELL immediately prior to the Merger. In addition, following the Merger and implementation of this Plan, the member of ELP shall continue to be the member of ELP with the same ownership rights and interests as it had in ELP immediately prior to the Merger.

8.
Following the Merger and implementation of this Plan, those persons identified as Directors on the attached Exhibit A shall be the Directors (as that term is defined in the Company Agreement of ELL dated as of December 31, 2005) of ELL and those persons identified as Directors on Exhibit B shall be the Directors (as that term is defined in the ELP Company Agreement) of ELP and shall serve on the Board of Directors of the respective entity until such time that new Directors are elected for such entity.

9.	Following the Merger and implementation of this Plan, those persons identified as officers on the attached Exhibit A shall be the officers of ELL and those persons identified as officers on Exhibit B shall be the officers of ELP and shall serve as officers of the respective entity until such time that new officers are elected or appointed for such entity.

10.
To satisfy the requirements of Section 10.156(2) of the Code, ELP and ELL agree that each will be responsible for the timely payment of all of their respective fees and franchise taxes that would have been required by law to be paid by each of them for all periods prior to the Effective Time as if the Merger had not occurred, regardless of whether such fees and franchise taxes have not been timely paid. Each surviving entity shall be responsible for payment of all fees and taxes as required by law to be paid by it from and after the Effective Time.

11.
To the extent not released, ELP shall be the primary obligor for the ELP Assumed Liabilities under this Plan. To the extent not released, ELL shall have continuing liability on the ELP Assumed Liabilities to the extent provided by law, provided that, as between ELL and ELP, ELL shall have all rights of a surety against ELP as primary obligor for all payments made and costs incurred by ELL in respect of the ELP Assumed Liabilities. ELP shall indemnify, defend, save, and hold harmless ELL from and against, and shall reimburse ELL for any payments made and costs incurred by ELL, in respect of, the ELP Assumed Liabilities.

12.
At any time before the Effective Time, this Plan may be abandoned (subject to any contractual rights) by the party to the Merger, without member action, by (a) execution of a statement of abandonment by any officer of ELL or in any other manner determined by the Board of Directors of ELL; and (b) if the Certificate of Merger has been filed but the Effective Time has not yet occurred, filing by ELL of such statement with the Secretary of State of Texas prior to the Effective Time.

13.
ELL reserves the right to amend, modify, or supplement this Plan (including Exhibits and Schedules, if any) and the Certificate of Merger prior to the Effective Time, and if such right is exercised the Plan and Certificate of Merger, as so amended, modified, or supplemented, shall be the Plan and Certificate of Merger that become effective as of the Effective Time.

14.
A copy of this Plan will be furnished by each surviving entity, on written request and without cost, to any member of each limited liability company that is a party to or created by this Plan, and to any creditor or obligee of the party to the Merger at the time of the Merger if such obligation is then outstanding.

15.
ELL and ELP will cause to be promptly and duly taken, executed, acknowledged, delivered, recorded, and filed all such further instruments, documents, and assurances as either may from time to time reasonably request to carry out more effectively the intent and purposes of this Plan.

16.
It is the intent of ELL and ELP that the assets and other property (tangible and intangible, movable and immovable) and the obligations allocated to and vested in ELP pursuant to this Plan include all rights, privileges, powers and franchises of ELL including, without limitation, any and all attorney-client privileges, work product doctrine and any other applicable privilege. Furthermore, ELL and ELP have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the allocation of assets, other property, and obligations pursuant to this Plan is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All assets, other property, and obligations allocated to and vested in ELP pursuant to this Plan, and the attorney-client relationships, work product, and communications relating to those assets, properties, and obligations that are entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. THE NEXT PAGE OF THIS DOCUMENT IS PAGE S-1.]

In witness whereof the parties to the Merger have executed this Plan of Merger as set forth above.

ENTERGY LOUISIANA, LLC

By: /s/ Phillip R. May, Jr.
Phillip R. May, Jr.
President and Chief Executive Officer

ENTERGY LOUISIANA POWER, LLC

By: /s/ Phillip R. May, Jr.
Phillip R. May, Jr.
President and Chief Executive Officer

SCHEDULE A
BANK ACCOUNTS ALLOCATED TO ELP

Bank	Account Number	Account Name
Capital One, NA	542050349	Entergy Louisiana, LLC
Capital One, NA	8812073753	Entergy Louisiana, LLC
JPMorgan Chase	5113778444	Entergy Louisiana, LLC
JPMorgan Chase	110211995	Entergy Louisiana, LLC
Wells Fargo Bank, N.A.	48616900	Entergy Louisiana, LLC - (Isaac) Storm Reserve Escrow
Wells Fargo Bank, N.A.	48618000	Entergy Louisiana, LLC (MB) Storm Reserve Escrow

Bank Account Numbers are Confidential

SCHEDULE B
BANK ACCOUNTS RETAINED BY ELL

Bank	Account Number	Account Name
Capital One, NA	671550609	Entergy Louisiana, LLC
Federated Investors	671550690	Entergy Louisiana, LLC

Bank Account Numbers are Confidential

EXHIBIT A

DIRECTORS AND OFFICERS OF ELL

Directors
Theodore H. Bunting, Jr.
Andrew S. Marsh
Mark T. Savoff

Officers

Theodore H. Bunting, Jr.	President and Chief Executive Officer
Andrew S. Marsh	Executive Vice President and Chief Financial Officer
Marcus V. Brown	Executive Vice President and General Counsel
Alyson M. Mount	Senior Vice President and Chief Accounting Officer
Steven C. McNeal	Vice President and Treasurer
Daniel T. Falstad	Secretary
Dawn A. Balash	Assistant Secretary
Stacey M. Lousteau	Assistant Treasurer
Mary Ann Valladares	Assistant Treasurer
Patricia A. Galbraith	Tax Officer

EXHIBIT B

DIRECTORS AND OFFICERS OF ELP

Directors
Theodore H. Bunting, Jr.
Andrew S. Marsh
Phillip R. May, Jr.
Mark T. Savoff

Officers

Phillip R. May, Jr.	Chairman of the Board, President and Chief Executive Officer
Theodore H. Bunting, Jr.	Group President, Utility Operations
Andrew S. Marsh	Executive Vice President and Chief Financial Officer
Marcus V. Brown	Executive Vice President and General Counsel
Jeffrey S. Forbes	Executive Vice President and Chief Nuclear Officer
Joseph T. Henderson	Senior Vice President and General Tax Counsel
Alyson M. Mount	Senior Vice President and Chief Accounting Officer
Steven C. McNeal	Vice President and Treasurer
Dennis P. Dawsey	Vice President, Customer Service
Kimberly Fontan	Vice President, Regulatory Affairs
John P. Hurstell	Vice President, System Planning
Jody Montelaro	Vice President, Public Affairs
Daniel T. Falstad	Secretary
Dawn A. Balash	Assistant Secretary
Stacey M. Lousteau	Assistant Treasurer
Mary Ann Valladares	Assistant Treasurer
Patricia A. Galbraith	Tax Officer
Rory L. Roberts	Tax Officer
Paul J. Wichers, Jr.	Tax Officer